Exhibit 10.16
SECOND AMENDMENT
TO THE
WOLVERINE EMPLOYEES' PENSION PLAN

This is an Amendment made this 18th day of November, 2025, by Wolverine World Wide, Inc. ("Employer").

W I T N E S S E T H:

WHEREAS, the Employer amended and restated the Wolverine Employees' Pension Plan ("plan") on March 17, 2025, and has subsequently amended the plan by an instrument dated October 9, 2025; and

WHEREAS, participation in the plan was frozen for all employees hired on or after January 1, 2013, or rehired after December 31, 2014; and

WHEREAS, the Employer now wishes to freeze accruals under the plan as of December 31, 2025; and

WHEREAS, the Stride Rite Corporation, a subsidiary of Wolverine World Wide, Inc., maintains The Stride Rite Corporation Retirement Income Plan ("Stride Rite Plan"); and

WHEREAS, participation and benefit accruals were frozen under the Stride Rite Plan effective as of December 31, 2006; and

WHEREAS, by action of the Administrator taken June 23, 2025 and action of the Employer’s Compensation and Human Capital Committee dated July 28, 2025, it was decided that the Stride Rite Plan would be merged into this plan, effective December 31, 2025; and

WHEREAS, Section 11.1 empowers the Employer to amend the plan.

NOW, THEREFORE, the Employer amends the plan, effective December 31, 2025, as follows:

    1.    Section 1.6(c) is added as follows:

    (c)    Stride Rite Plan. The Stride Rite Corporation Retirement Income Plan ("Stride Rite Plan") will be merged into this plan, effective as of December 31, 2025. All assets and liabilities of the Stride Rite Plan as of December 31, 2025, will be transferred to this plan, and all benefits payable under the Stride Rite Plan will be paid from this plan. Participation and benefit accruals under the Stride Rite Plan were frozen as of December 31, 2006. The benefit determined under the Stride Rite Plan for an Employee who becomes a Participant in this plan due to the merger of the Stride Rite Plan into this plan ("Stride Rite Plan Participant") will not increase. In addition, any protected benefit under Code Section 411(d)(6) under the Stride Rite Plan will be preserved with respect to the applicable benefit for the Stride Rite Plan Participants. Until this plan is amended or restated to fully incorporate the applicable provisions of the Stride Rite Plan, the provisions in the separate plan document for the Stride Rite Plan will continue to apply to the Stride Rite Plan Participants and will be attached to this plan as a separate appendix.

    2.    The following paragraph is added to the end of Section 5.1(c):

All Accrued Benefits under this plan shall be frozen as of December 31, 2025, and shall not increase at any time thereafter.

    3.    The following paragraph is added to the end of Section 5.1(d):

All formula components under this section shall be frozen as of December 31, 2025, and shall not increase at any time thereafter.

4.    The following paragraph is added to the end of Section 5.2(b):

All Early Retirement Benefits under this plan shall be frozen as of December 31, 2025, and shall not increase at any time thereafter.

Except as amended, the Employer ratifies the plan and trust.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by an authorized officer the day and year first above written.

WOLVERINE WORLD WIDE, INC.

By: /s/ Dave Latchana

    Its: Chief Legal Officer & Secretary